UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 14, 2012

UNITED COMMUNITY BANKS, INC.
(Exact name of registrant as specified in its charter)

Georgia	No. 001-35095	No. 58-180-7304
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

125 Highway 515 East
Blairsville, Georgia  30512
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(706) 781-2265

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

    In the first quarter of 2012, following detailed discussions with the Division of Corporation Finance and the Office of the Chief Accountant of the Securities and Exchange Commission (the “SEC”), United Community Banks, Inc. (the “Company”) recorded an additional income tax expense of $156.7 million and a charge to other comprehensive income in shareholders’ equity of $10.2 million to establish a full deferred tax asset valuation allowance as of December 31, 2010.   Based on these discussions with the SEC, the Company believes that establishing the full valuation allowance was responsive to the previously disclosed comments made by the SEC regarding the Company’s net deferred tax assets.  As a result of increasing the valuation allowance for its deferred tax assets as of December 31, 2010, the Company restated its financial statements for the fourth quarter and year ended December 31, 2010 and the first three quarters of 2011, and revised the disclosures contained in its periodic reports filed with the SEC for those periods.

    On May 14, 2012, the Company received from the SEC’s Division of Enforcement a notice of formal investigation that included a subpoena seeking information relating primarily to the Company’s deferred tax asset valuation allowances, the establishment of which resulted in the restatements described above, and the Company’s 2009 and 2010 goodwill impairment charges.  The notice of investigation stated that it should not be construed as an indication that any violations of law have occurred.  The Company is cooperating fully with the SEC in response to the subpoena.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED COMMUNITY BANKS, INC.

	By:	/s/ Rex S. Schuette
Rex S. Schuette
Executive Vice President and
Chief Financial Officer

Date: May 16, 2012